Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
NRDC Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-1 of our report dated July 25, 2007, except for the third and fourth paragraphs of Note 1, the first paragraph of Note 3, the second and third paragraphs of Note 5, Note 6 and Note 8, as to which the date is September 4, 2007, on the financial statements of NRDC Acquisition Corp. as of July 13, 2007 and for the period from July 10, 2007 (inception) to July 13, 2007, which appears in such Prospectus.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 4, 2007